Exhibit (a)(5)(A)

Investor Relations: Sam Ramraj, (626) 302-2540

Media Relations: (626) 302-2255

news@sce.com

Southern California Edison Commences Cash Tender Offer to Purchase Any & All 5.45% Fixed-to-Floating Rate Trust Preference Securities Issued by SCE Trust V

ROSEMEAD, Calif., Nov. 20, 2025 — Southern California Edison (the “Company”) today announced the commencement of its cash tender offer to purchase any and all of the outstanding 5.45% Fixed-to-Floating Rate Trust Preference Securities (the “Trust Securities” and such offer, the “Offer”) issued by SCE Trust V, a Delaware statutory trust subsidiary of the Company (the “Trust”), plus Accrued Distributions (as defined below).

Series of Securities	CUSIP/ISIN No.	Liquidation Amount Per Security	Aggregate Liquidation Amount Outstanding	Offer Price
5.45% Fixed-to-Floating Rate Trust Preference Securities	78409W 201 / US78409W2017	$25	$300,000,000	$25 per $25 liquidation amount

The Offer will expire on December 19, 2025 at 5 p.m., New York City time, unless the Company extends or earlier terminates the Offer (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”).

The consideration for the Trust Securities tendered and accepted for purchase will equal $25 per $25 liquidation amount of Trust Securities pursuant to the Offer (the “Offer Price”), plus Accrued Distributions. As used in connection with the Offer, “Accrued Distributions” means, for each $25 liquidation amount of Trust Securities, accrued and unpaid distributions from the last distribution payment date with respect to such Trust Security up to, but not including, the Settlement Date (as defined below) of the Offer, assuming for purposes of the Offer that a distribution for such Trust Security had in fact accrued during such period. The date on which the Company will pay the aggregate purchase price for all validly tendered and not validly withdrawn Trust Securities that are accepted for purchase is referred to as the “Settlement Date.” The Company expects the Settlement Date will occur promptly following the Expiration Date and acceptance of the Trust Securities for purchase.

The Company intends to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith with cash on hand.

Trust Securities tendered pursuant to the Offer may be validly withdrawn at any time on or prior to the Expiration Date by following the procedures described in the Offer to Purchase.

The terms and conditions of the Offer are described in the Offer to Purchase, dated November 20, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the accompanying Letter of Transmittal, dated November 20, 2025 (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Materials”). The Offer is subject to the satisfaction or waiver of certain conditions specified in the Offer Materials.

Upon request, the Offer Materials will be provided to record holders of Trust Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Trust’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Trust Securities. The Offer Materials contain important information that holders are urged to read before any decision is made with respect to the Offer.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is filing with the Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at sec.gov.

Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC are acting as dealer managers for the Offer. For additional information regarding the terms of the Offer, please contact: Barclays Capital Inc. at 800-438-3242 (toll-free) or 212-528-7581 (collect); J.P. Morgan Securities LLC at 866-834-4666 (toll-free) or 212-834-4818 (collect); Mizuho Securities USA LLC at 866-271-7403 (toll-free) or 212-205-7741 (collect); or Santander US Capital Markets LLC at 855-404-3636 (toll-free) or 212-350-0660 (collect). To confirm delivery of Trust Securities, please contact Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the Offer, at 855-654-2015 (toll-free) or 212-430-3774 (collect).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE TRUST SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS WHICH SET FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF THE TRUST SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE COMPANY IS NOT MAKING THE OFFER TO (NOR WILL IT ACCEPT ANY TENDER OF TRUST SECURITIES FROM OR ON BEHALF OF) HOLDERS OF TRUST SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF TRUST SECURITIES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE EXCHANGE ACT. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS THE COMPANY MAY DEEM NECESSARY FOR IT TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF TRUST SECURITIES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only. This communication is not a recommendation to buy or sell the Trust Securities or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell the Trust Securities or any other securities. Southern California Edison has filed a tender offer statement on Schedule TO, including the Offer to Purchase, Letter of Transmittal and related materials, with the SEC. The Offer is made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials filed as a part of the Schedule TO. Holders of the Trust Securities should read carefully the Offer to Purchase, Letter of Transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Offer. Holders of the Trust Securities may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Southern California Edison has filed with the SEC at the SEC’s website at sec.gov or from Global Bondholder Services Corporation.

About Southern California Edison

An Edison International (NYSE: EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of approximately 15 million via 5 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.

Safe Harbor Statement for Investors

Statements contained in this press release about expectations regarding the Offer, financings and other statements that do not directly relate to a historical or current fact are forward-looking statements. In this press release, the words “expects,” “will” and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Southern California Edison’s Form 10-K and other reports filed with the SEC, which are available on our website: edisoninvestor.com. Southern California Edison has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.